EXHIBIT 4.227

BOND

CANADA		No.: 01
PROVINCE OF QUÉBEC		Cdn$10,000,000,000
REYNOLDS FOOD PACKAGING CANADA INC. / EMBALLAGE ALIMENTAIRE REYNOLDS CANADA INC., a legal person governed by the laws of Canada (hereinafter called the “Grantor”), for value received, promises to pay, on demand, to THE BANK OF NEW YORK MELLON as Collateral Agent (the “Agent”) under the First Lien Intercreditor Agreement (as defined in the Deed of Hypothec itself defined below) or to its order, at its office located at 101 Barclay Street, Floor 4E, New York, NY 10286, or at such other place as it may direct, the sum of TEN BILLION DOLLARS ($10,000,000,000), in lawful money of Canada, with interest thereon from the date hereof at the rate of twenty-five percent (25%) per annum, both before and after maturity, with interest on overdue interest at the same rate.
This Bond is issued under and secured by a Deed of Hypothec (as amended, modified or supplemented from time to time, the “Deed of Hypothec”) executed by the Grantor before Notary Lucie Boulanger, on September 1, 2010, in favour of THE BANK OF NEW YORK MELLON as fondé de pouvoir for the Holders (as defined in the Deed of Hypothec) and this Bond is subject to, and its holder is bound by, the provisions of the Deed of Hypothec and the Bond Pledge Agreement entered into on the date hereof between the Grantor and the Agent in respect of this Bond.
This Bond shall be deemed to be a “Security Document” as such term is defined in the First Lien Intercreditor Agreement (as defined in the Deed of Hypothec) and a “Security Document” under the Credit Agreement (as defined in the Deed of Hypothec).
This Bond shall be governed by the laws of the Province of Québec and the laws of Canada applicable therein.
IN WITNESS WHEREOF the Grantor has caused this Bond to be signed by its undersigned representative and to be dated the 1st day of September 2010.

REYNOLDS FOOD PACKAGING CANADA INC. / EMBALLAGE ALIMENTAIRE REYNOLDS CANADA INC.
/s/ Marc-Antoine La Rochelle
Per: Marc-Antoine LA ROCHELLE